[GRAPHIC OMITTED][BADGER PAPER MILLS, INC. LOGO]


For Immediate Release

Contacts:  Badger Paper:                      Figel Murphy:
           William H. Peters, CFO             William Murphy, Partner
           715-582-5203                       312-223-9536


                          Badger Paper Board Announces
             Appointment of Harold Bergman as Chairman of the Board
            and Ronald Swanson as a Member of the Board of Directors


PESHTIGO, WI - June 16, 2003 - The Board of Directors of Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI) announces the recent appointment of Harold Bergman as Chairman of the Board of Directors and Ronald Swanson, Badger's President and CEO, as a member of the Board of Directors replacing Badger's former President & CEO Robert Olah.

Mr. Bergman reported, "The Board of Directors is committed to the Company's strategy to pursue specialty paper markets. The appointment of Ronald Swanson to the Board and my appointment as Chairman will allow for consistent support to the management team in their efforts to implement our strategy."

Mr. Swanson added, "Recent increases in the cost of natural gas and pulp combined with difficult market conditions have been a challenge for companies in the paper industry. I am confident that the specialty paper strategy along with our focus to "out execute" the competition is the correct direction for our Company to provide maximum value for our customers."

     Badger Paper Mills, Inc. is a growing leader in the manufacture of flexible packaging and specialty papers for customers throughout North America. Badger Paper Mills offers advice and leadership, while developing advanced specialty paper solutions for its customers. Badger adds value for customers through high-quality manufacturing capabilities, inventory management services, just-in-time distribution and a full array of printing services.


Forward-Looking Statements

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This release may include one or more forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934 as enacted in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any such statement. The forward-looking statements are subject to the risks and uncertainties, which could cause actual results to differ materially from management expectations. Such risks and uncertainties include but are not limited to:

     - Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company's products, including increases in competitive production capacity and/or weakness in demand for paper products

     - Changes in the price of pulp, the Company's main raw material. The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company's costs

     - Interruptions in the supply of, or increases and/or changes in the price of energy (principally electricity, natural gas, and fuel oil) that the Company needs in its manufacturing operations

     - Changes in demand for the Company's products due to overall economic activity affecting the rate of consumption of the Company's paper products, growth rates of the end markets for the Company's products, technological or consumer preference changes and acceptance of the Company's products by the markets it serves


Further information about risks and uncertainties discussed above as well as additional material risks related to the Company's business can be found in the Company's Annual Report on Form 10-K for the year 2002 and other filings the Company has made from time to time with the Securities and Exchange Commission.